UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 8, 2020

Bare Metal Standard, Inc.

(Exact name of registrant as specified in its charter)

Idaho	000-55018	47-5572388
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3604 S. Banner Street, Boise, ID 83709

(Address of principal executive offices)

Phone: +(208) 898-9379

(Registrant’s telephone number)

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.01 Material Events

On September 8, 2020, the Board of Directors approved the Company entering into an Asset Purchase Agreement (the “Agreement”) approving the proposed sale of the Company’s assets to Code 96 LLC, a Nevada limited liability company controlled by James Bedal. Code 96 LLC is to purchase all of the Company’s operating assets in exchange for the assumption of all of the Company’s liabilities. The Company has obtained a third-party expert appraisal that values the Company’s assets at $131,858. The Company has liabilities of $118,751, all of which will be assumed by Code 96, LLC as consideration for the purchase of the Company’s assets. The appraiser concluded that the Company has not generated cash flow to the investors and the projections are for revenues to diminish as the Company provides services to the restaurant industry which has been hard hit by the COVID-19 shutdown of in-restaurant dining.

The foregoing summary description of the terms of the Agreement may not contain all information that is of interest to the reader. For further information regarding the terms and conditions of the Agreement, this reference is made to such agreement, which are filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosures under Item 1.01 are incorporated herein by reference.

Item 5.01 – CHANGES IN CONTROL OF REGISTRANT

On September 9, 2020, John Karatzaferis, acquired control of Twenty Eight Million Five Hundred Thousand (28,500,000) restricted shares of the Company’s issued and outstanding common stock, representing approximately 91.3% of the Company’s total issued and outstanding common stock, from James Bedal, Michael Taylor and Jeffrey Taylor in exchange for $300,000 per the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and amongst Mr. Karatzaferis, Mr. Bedal, Mr. J.Taylor and Mr. M.Taylor.

There are no arrangements or understandings between Ms. Bedal and Mr. Karatzaferis and/or their respective associates with respect to the election of directors or other matters.

The following table sets forth, as of September 9, 2020, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 31,195,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:
John Karatzaferis	28,500,000	91.3%
All executive officers and directors as a group (1 person)	28,500,000	91.3%

(1) Mr. John Karatzaferis acquired these shares on September 9, 2020 in a private transaction from Mr. James Bedal, Mr. Jeffrey Taylor and Mr. Michael Taylor, our former officers and directors.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

There are no arrangements known to the company, the operation of which may, at a subsequent date, result in a change in control of the company.

Item 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On September 9, 2020, (i) Mr. James Bedal resigned from all positions with the Company, including as Chief Executive Officer, Chief Financial Officer and as a Director, (ii) Mr. Michael Taylor resigned as the Chief Technical Officer and as a Director, and (iii) Mr. Jeffrey Taylor resigned as Secretary and as a Director. The resignations of Mr. Bedal, Mr. J. Taylor and Mr. M. Taylor were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 9, 2020, Mr. John Karatzaferis was appointed to the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Secretary.

The following sets forth biographical information for Mr. John Karatzaferis:

John Karatzaferis. age 47: Mr. John Karatzaferis is currently our sole officer and director.  He has for the past five years been the CEO of America-Swiss Capital, Inc., a private real estate development and consultant in Eastern Europe. Mr. Karatzaferis has broad experience in the consulting and recruitment fields in both Australia and Europe. He served for 25 years as a consultant for several major organizations, including PeopleCo., AGWS, and NAB Bank in Melbourne, Australia. For three years from 2013 through 2016, he worked exclusively in debt management and credit control for NAB Bank and NCC in Melbourne, Australia. Mr. Karatzaferis received a diploma for accounting and computing. Due to Mr. Karatzaferis’ experience in accounting, operating businesses and real estate we believe that he will be an important addition to the Company.

Family Relationships

Mr. John Karatzaferis does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. John Karatzaferis reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

None.

(d) Exhibits

10.1	A Copy of the Asset Purchase Agreement by and between Code 96 LLC and the Company, dated September 8, 2020	Filed Herewith
17.1	Resignation of James Bedal as CEO, CFO, President, Treasurer and Director of the Company.	Filed Herewith
17.2	Resignation of Michael Taylor as Secretary of the Company.	Filed Herewith
17.3	Resignation of Jeffrey Taylor as Director of the Company.	Filed Herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bare Metal Standard Inc.

Date: September 10, 2020	By: /s/ John Karatzaferis
John Karatzaferis
President & CEO